Term Sheet To product supplement AE dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 1434AE Registration Statement No. 333-162195 Dated January 23, 2012; Rule 433
Deutsche Bank AG

Structured Investments	Deutsche Bank $ Review Notes Linked to the Performance of Brent Crude Futures Contracts due August 1, 2012
General
•
The notes are designed for investors who seek early exit prior to maturity at a premium if on any of the Review Dates the Review Price of the Underlying Commodity is at or above the Call Level applicable to that Review Date. If the notes are not automatically called, investors are protected against a decline of up to 20.00% in the price of the Underlying Commodity as of the final Review Date, but will lose a significant portion or all of their investment if the Ending Price has declined by more than 20.00% from the Initial Price. The notes do not pay any coupons or dividend payments, and investors should be willing to accept the risk of loss of investment in exchange for the opportunity to receive a premium payment if the notes are called.  Any payment at maturity or upon an Automatic Call is subject to the credit of the Issuer.

•	The first Review Date, and therefore the earliest date on which an Automatic Call may be initiated, is April 27, 2012†.
•	Senior unsecured obligations of Deutsche Bank AG, London Branch due August 1, 2012††.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about January 27, 2012 (the “Trade Date”) and are expected to settle on or about February 1, 2012 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Commodity:	The nearby month’s brent crude futures contract traded on the IntercontinentalExchange (“ICE”) (Bloomberg Page: CO1 <Comdty>)
Automatic Call:	If the Review Price on any Review Date is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per note as described below
Call Level:	95% of the Initial Price for each Review Date
Payment upon an Automatic Call:
If the notes are automatically called on any Review Date, for every $1,000 Face Amount of notes, you will be entitled to receive the call price of $1,000 plus a fixed call premium amount that will not be less than 4.50%* of the Face Amount and that will be payable on the applicable Call Settlement Date.

*The actual call premium used to calculate the call price will be determined on the Trade Date and will not be less than 4.50%.

Payment at Maturity:
If the notes are not called and the Ending Price is greater than or equal to the Trigger Level, you will be entitled to receive $1,000 per $1,000 Face Amount of notes.
If the notes are not called and the Ending Price is less than the Trigger Level, you will lose 1.00% of the Face Amount of your notes for every 1.00% that the Ending Price has declined from the Initial Price, and your payment per $1,000 Face Amount of notes will be calculated as follows:
$1,000 + ($1,000 x Commodity Return)
If the notes are not called and the Ending Price is less than the Trigger Level, you will participate fully in the negative Commodity Return, and you will lose a significant portion or all of your investment at maturity.

Trigger Level:	80.00% of the Initial Price
(Key Terms continued on next page)
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $995.00 per note, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2) Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
January 23, 2012

(Key Terms continued from previous page)
Commodity Return:	The performance of the Underlying Commodity from the Initial Price to the Ending Price, calculated as follows:
Ending Price – Initial Price
Initial Price
If the notes have not been called, the Commodity Return will be negative.
Initial Price:	The official settlement price on the Trade Date per barrel of Brent Blend Crude Oil on ICE of the March 2012 brent crude futures contract stated in U.S. dollars, as made public by ICE.
Ending Price:	The Review Price of the Underlying Commodity on the final Review Date.
Review Dates†:	Each business day from and including April 27, 2012 to and including July 27, 2012 (the “final Review Date”)
Review Price:	The official settlement price on any Review Date per barrel of Brent Blend Crude Oil on ICE of the nearby month’s brent crude futures contract stated in U.S. dollars, as made public by ICE
Call Settlement Dates†:	The third business day after the applicable Review Date.
Maturity Date††:	August 1, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1GK1 / US2515A1GK17
†Subject to postponement as described under “Description of Securities – Postponement of Review Dates" in the accompanying product supplement.
††Subject to postponement as described under “Description of Securities – Postponement of Review Dates"  and acceleration as described under “Description of the Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings" in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the product supplement AE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement AE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200220/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

For purposes of this term sheet, (i) the "Underlying" and the "Commodity Based Underlying" in the accompanying product supplement shall be deemed to include the Underlying Commodity, (ii) each reference to "Exchange Traded Instrument" in the accompanying product supplement shall be deemed to include the Underlying Commodity, when applicable and (iii) all references to “Initial Price,” “Ending Price” and "Commodity Return" in this pricing supplement shall be deemed to refer to “Initial Level,” “Ending Level” and “Underlying Return,” respectively, as used in the accompanying product supplement.

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Hypothetical Examples of Amounts Payable upon Automatic Call or Redemption at Maturity

The following table illustrates the hypothetical return on the notes that could be realized on the applicable Review Date, assuming an Initial Price of $110.00 and a Trigger Level of $88.00 (equal to 80.00% of the hypothetical Initial Price). The table below is based on the following assumptions:

•
The call premium used to calculate the call price applicable to any Review Date is 4.50%, regardless of the appreciation of the Underlying Commodity, which may be significant; the actual call premium will be determined on the Trade Date;

•	The Call Level is $104.50, equal to 95% of the hypothetical Initial Price; and

•	An Automatic Call on any Review Date assumes that the Review Price of the Underlying Commodity on all earlier Review Dates was not greater than or equal to the Call Level.

There will be only one payment on the notes, whether at maturity or, due to an Automatic Call, on a Call Settlement Date. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the corresponding Call Settlement Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the Review Price of the Underlying Commodity on each Review Date. Numbers in the table and the examples below have been rounded for ease of analysis.

Review Price	Underlying Commodity Appreciation/ Depreciation at Review Date (including the Final Review Date)	Return at any Call Settlement Date Prior to the Maturity Date	Return at Maturity
$198.00	80%	4.50%	4.50%
$187.00	70%	4.50%	4.50%
$176.00	60%	4.50%	4.50%
$165.00	50%	4.50%	4.50%
$154.00	40%	4.50%	4.50%
$143.00	30%	4.50%	4.50%
$132.00	20%	4.50%	4.50%
$121.00	10%	4.50%	4.50%
$110.00	0%	4.50%	4.50%
$104.50	-5.0%	4.50%	4.50%
$99.00	-10%	N/A	0.00%
$93.50	-15%	N/A	0.00%
$88.00	-20%	N/A	0.00%
$82.50	-25%	N/A	-25.00%
$77.00	-30%	N/A	-30.00%
$66.00	-40%	N/A	-40.00%
$55.00	-50%	N/A	-50.00%
$44.00	-60%	N/A	-60.00%
$33.00	-70%	N/A	-70.00%
$22.00	-80%	N/A	-80.00%
$11.00	-90%	N/A	-90.00%
$0.00	-100%	N/A	-100.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying Commodity increases 10.00% from the Initial Price of $110.00 to a Review Price of $121.00 on a Review Date. Because the Review Price on such Review Date of $121.00 is greater than the Call Level of $104.50, the notes are automatically called, and the investor receives a single payment of $1,045.00 per $1,000 Face Amount of notes, representing the return of principal and the fixed call premium, on the corresponding Call Settlement Date. There will be no further payments on the notes.

Example 2: The notes have not been called prior to the final Review Date, and the price of the Underlying Commodity decreases 10.00% from the Initial Price of $110.00 to an Ending Price of $99.00 on the final Review Date. Since the notes have not been called, but the Ending Price of $99.00 is not less than the Trigger Level of $88.00, the Payment at Maturity is $1,000 per $1,000 Face Amount of notes.

Example 3: The notes have not been called prior to the final Review Date, and the price of the Underlying Commodity decreases 30.00% from the Initial Price of $110.00 to an Ending Price of $77.00 on the final Review Date. Because the notes have not been called and the Ending Price of $77.00 is less than the Trigger Level of $88.00, the investor will receive a payment that represents a 1% loss of initial investment for each 1% decline in the Underlying Commodity from the Initial Price and that is significantly less than $1,000 for each $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -30.00%) = $700.00

Selected Purchase Considerations

•
FIXED APPRECIATION POTENTIAL — If the Review Price is greater than or equal to the Call Level on any Review Date, your investment will yield a payment per $1,000 Face Amount of notes of $1,000 plus a fixed call premium amount that will not be less than 4.50%* of the Face Amount. Because the notes are our senior unsecured obligations, the payment of any amount, whether on a Call Settlement Date, due to an Automatic Call, or at maturity, is subject to our ability to pay our obligations as they become due.

*The actual call premium will be determined on the Trade Date and will not be less than 4.50%.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the notes is approximately six months, the notes will be called before maturity if the Review Price is at or above the Call Level on any Review Date, and you will be entitled to receive the fixed call premium on the corresponding Call Settlement Date, as set forth on the cover of this term sheet.

•
ONLY LIMITED PROTECTION AGAINST LOSS — If the notes are not called and the Ending Price is not less than the Trigger Level, you will be entitled to receive the full Face Amount of your notes at maturity. But, if the Ending Price is less than the Trigger Level, you will participate fully in the negative Commodity Return, and you will lose 1.00% of the Face Amount of your notes for every 1.00% that the Ending Price has declined from the Initial Price. Under these circumstances, you will lose a significant portion or all of your investment.

•
A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES – If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the notes. The amount due and payable per $1,000 Face Amount of notes upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange (including a call), and (ii) your gain or loss on the notes should be short-term capital gain or loss. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments such as the notes should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Commodity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement for review notes.

•
YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT — If the notes are not called and the Ending Price is less than the Trigger Level, you will participate fully in the negative Commodity Return, and you will lose 1.00% of the Face Amount of your notes for every 1.00% that the Ending Price has declined from the Initial Price, with a maximum loss of 100% of your initial investment. Under these circumstances, you will lose a significant portion or all of your investment.

•
LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the fixed call premium, as set forth on the cover of this term sheet, regardless of the appreciation in the price of the Underlying Commodity, which may be significantly greater than the fixed call premium. Because the price of the Underlying Commodity at various times during the term of the notes could be higher than the Review Prices of the Underlying Commodity on the Review Dates, you may receive a lower payment on a Call Settlement Date, due to an Automatic Call, or at maturity, as the case may be, than you would if you had invested directly in the Underlying Commodity.

•
REINVESTMENT RISK — If the notes are automatically called, the term of the notes may be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to the Maturity Date.

•	THE NOTES DO NOT PAY COUPONS — Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity or Payment upon an Automatic Call, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity or payment upon an Automatic Call owed to you under the terms of the notes.

•
COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts such as the Underlying Commodity are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Underlying Commodity. The effect on the value of the notes of any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest. For example, we may become subject to position limits on commodities and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the notes and could impact the value of your notes or the amount payable to you at maturity or upon an Automatic Call.

•
SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The Payment at Maturity on the notes is linked exclusively to the price of brent crude futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of brent crude futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

•
THE NOTES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The notes offer investors exposure to the price of ICE-traded brent crude futures contracts and not to the spot price of brent crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that reflects the return on the physical commodity.

•
INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYING COMMODITY OR OTHER RELATED CONTRACTS — The Payment at Maturity on the notes is based on the Commodity Return. The return on your notes may not reflect the return you would realize if you directly invested in the Underlying Commodity, or any exchange-traded or over-the-counter instruments based on the Underlying Commodity. You will not have any rights that holders of such commodity or instruments have.

•
THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS WILL ADVERSELY AFFECT THE PRICE OF THE UNDERLYING COMMODITY – The Underlying Commodity consists of futures contracts on a physical commodity.  Commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in April 2012 may specify a June 2012 expiration. As that contract nears expiration, it may be replaced by selling the June 2012 contract and purchasing the contract expiring in August 2012. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the June 2012 contract would take place at a price that is higher than the price at which the August 2012 contract is purchased, thereby creating a gain in connection with rolling. While brent crude oil has historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in brent crude oil will adversely affect the price of the Underlying Commodity and, accordingly, decrease the value of your notes. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango will adversely affect the price of the Underlying Commodity and, accordingly, decrease the value of your notes.

•
PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying Commodity and, as a result, the market value of the notes, and any payments you may receive in respect of the notes. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying Commodity and, as a result, the market value of the notes.

•
CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR BRENT CRUDE FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The notes are linked to the performance of futures contracts on an underlying physical commodity, brent crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and Ending Price will be determined by reference to the applicable nearby month's futures contract specified herein, the value of the notes may be less than would otherwise be the case if the Initial Price and Ending Price would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Underlying Commodity and, therefore, the value of the notes.

•
THE NOTES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO BRENT CRUDE OIL AS A COMMODITY — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

•  changes in the level of industrial and commercial activity with high levels of energy demand;

•  disruptions in the supply chain or in the production or supply of other energy sources;

•  price changes in alternative sources of energy;

•  adjustments to inventory;

•  variations in production and shipping costs;

•  costs associated with regulatory compliance, including environmental regulations; and

•  changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Underlying Commodity, and the market value of the notes linked to the Underlying Commodity, may offset or enhance the effect of another factor.

•
FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS —Because futures contracts on brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Underlying Commodity will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Underlying Commodity and, therefore, the notes.

•
THERE ARE CERTAIN RISKS RELATING TO THE PRICE OF THE UNDERLYING COMMODITY, AS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE UNDERLYING COMMODITY AS DETERMINED BY ICE — The Underlying Commodity is traded on ICE. The price of the Underlying Commodity will be determined by reference to the official settlement price per barrel Brent Blend Crude Oil on ICE of the nearby month’s futures contract stated in U.S. dollars, as made public by ICE. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

•
A DECISION BY ICE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE UNDERLYING COMMODITY — If ICE increases the amount of collateral required to be posted to hold positions in the Underlying Commodity (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Underlying Commodity to decline significantly.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment on a Call Settlement Date or at maturity described in this term sheet is based on the full Face Amount of your notes, the Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of the Underlying Commodity on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the price of brent crude oil, and of the prices of exchange-traded futures contracts of the purchase or delivery of brent crude oil;

•	supply and demand trends for brent crude oil, and for exchange-traded futures contracts for the purchase and delivery of brent crude oil;

•	the time remaining to maturity of the notes;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates may hedge our commodity exposure from the notes by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines.  We or our affiliates may also engage in trading in instruments linked to the Underlying Commodity on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING COMMODITY TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, and the price of the Underlying Commodity to which the notes are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or the Review Dates could adversely affect the price of the Underlying Commodity and, as a result, could decrease the possibility of your notes being automatically called or the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the brent crude futures contracts from January 2, 2001 through January 19, 2012. The prices of brent crude futures contracts shown in the graph below are the official settlement prices per barrel of Brent Blend Crude Oil on ICE of the nearby month's futures contract stated in U.S. dollars, as made public by ICE. You can obtain the price of nearby month’s brent crude futures contracts from the Bloomberg page “CO1 <Comdty>”. The price of the March 2012 brent crude futures contract on January 19, 2012 was $111.55. We obtained the information below regarding the price of the Underlying Commodity from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Underlying Commodity should not be taken as an indication of future performance, and no assurance can be given as to the Review Price of the Underlying Commodity on any Review Date, including the final Review Date. We cannot give you assurance that the performance of the Underlying Commodity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $5.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.